UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 15, 2009

Exact name of registrant as specified in
Commission	its charter, address of principal executive	IRS Employer
File Number	offices and registrant’s telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP

Idaho Power Company

8-K

ITEM 8.01

As previously reported in IDACORP, Inc.'s and Idaho Power Company's (IPC) Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, IPC submitted a revised OATT filing with the Federal Energy Regulatory Commission (FERC) requesting an increase in transmission rates in 2006. In the filing, IPC proposed to move from a fixed rate to a formula rate, which allows for transmission rates to be updated each year based on FERC Form 1 data. The formula rate request included a rate of return on equity of 11.25 percent. IPC’s filing was opposed by several affected parties.  Effective June 1, 2006, the FERC accepted IPC’s proposed new rates, subject to refund pending the outcome of the hearing and settlement process.

On August 8, 2007, the FERC approved a settlement agreement by the parties on all issues except the treatment of contracts for transmission service that contain their own terms, conditions and rates that were in existence before the implementation of OATT in 1996 (Legacy Agreements). This settlement reduced IPC’s proposed new rates and, as a result, approximately $1.7 million collected in excess of the settlement agreement rates between June 1, 2006, and July 31, 2007, was refunded with interest to customers in August 2007.  As part of the settlement agreement, the FERC established an authorized rate of return on equity of 10.7 percent.

On August 31, 2007, the FERC Presiding Administrative Law Judge (ALJ) issued an initial decision (Initial Decision) with respect to the treatment of the Legacy Agreements, which would have further reduced the new transmission rates requested by IPC.  IPC, as well as the parties opposing IPC, appealed the Initial Decision to the FERC, although IPC’s reasons for appealing were obviously different than those of the opposing parties.  If implemented, the Initial Decision would have required IPC to make additional refunds of $5.4 million (including $385,000 of interest) for the June 1, 2006 through December 31, 2008 period. IPC previously reserved this entire amount over the same period of time.

On January 15, 2009, the FERC issued an Order on Initial Decision (FERC Order), which upheld the Initial Decision of the ALJ in most respects, but modified the Initial Decision in one respect that is unfavorable to IPC.  The decision requires IPC to reduce its transmission service rates to FERC jurisdictional customers.  Furthermore, IPC is required to make refunds to FERC jurisdictional transmission customers in the total amount of $13.3 million (including $1.1 million in interest) for the period since the new rates went into effect in June 2006.  Refunds are required to be made within 45 days of the FERC Order.  Based on the FERC Order IPC has reserved an additional $7.9 million (including $694,000 in interest) in the fourth quarter of 2008, bringing the total reserve amount to $13.3M.  Prior to the FERC Order, the FERC jurisdictional transmission revenues (net of the $5 million reserve) booked in the last seven months of 2006, 2007 and 2008 were $8.1 million, $13.3 million and $15.8 million, respectively.  Under the FERC Order, the transmission revenues would have been $6.4 million in the last seven month of 2006, $11 million in 2007 and $12.6 million in 2008.

IPC intends to file a request for rehearing with the FERC.  IPC cannot predict when the FERC will rule on the request for rehearing or the ultimate outcome of this matter.

IDACORP, Inc.
IDAHO POWER COMPANY
Form 8-K

ITEM 8.01     OTHER EVENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 2009

IDACORP, Inc.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer

IDAHO POWER COMPANY

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer